Exhibit 99.1

NEWS RELEASE Contacts: Steven J. Janusek Executive Vice President & CFO sjanusek@reddyice.com 800-683-4423

REDDY ICE REPORTS THIRD QUARTER

AND NINE MONTHS 2006 RESULTS

NOVEMBER 2, 2006 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ), today reported financial results for the third quarter and nine months ended September 30, 2006.

Revenues for the third quarter of 2006 were $126.1 million, compared to $126.6 million in the same quarter of 2005.  The Company’s net income was $15.1 million in the third quarter of 2006, compared to a net loss of $3.1 million in the same quarter of 2005.  Diluted net income per share was $0.69 in the third quarter of 2006 compared to a diluted net loss per share of $0.17 in the third quarter of 2005.  Results for the third quarter of 2006 include a $3.3 million non-cash goodwill impairment charge related to the Company’s non-ice business segment.  Results for the third quarter of 2005 and the nine months ended September 30, 2005 include a $28.1 million loss on extinguishment of debt and $6.2 million of expenses associated with the Company’s initial public offering in August 2005.  Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items, was $42.5 million in the third quarter of 2006, compared to $45.2 million in the third quarter of 2005.  Available Cash for the third quarter of 2006 was $34.5 million.  A discussion regarding the presentation of Adjusted EBITDA and Available Cash in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss) and the calculation of Available Cash, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“The third quarter of 2006 proved to be challenging as compared to last year,” commented Chairman and Chief Executive Officer William P. Brick.  “Our results were noticeably impacted by below average weather patterns during the month of September, in contrast to the exceptional challenges and opportunities the company experienced as a result of weather and hurricane activity in September 2005.  However, our nine month performance continues to exceed our original expectations for 2006 and we look forward to completing a successful year.”

Revenues in the first nine months of 2006 were $284.4 million, compared to $258.9 million in the same period of 2005.  The Company’s net income was $19.5 million in the first nine months of 2006, compared to a net loss of $7.9 million in the first nine months of 2005.  Diluted net income per share was $0.90 in the first nine months of 2006, compared to a diluted net loss per share of $0.52 in the same period of 2005.  Results for the first nine months of 2006 and 2005 include non-cash goodwill impairment charges of $3.3 million and $5.7 million, respectively, related to the Company’s non-ice business segment.  Adjusted EBITDA was $80.3 million in the first nine months of 2006, compared to $75.6 million in the first nine months of 2005.

The Company completed two acquisitions during the third quarter of 2006, bringing the year-to-date total to nine.  These nine acquisitions had an aggregate acquisition cost of approximately $12.8 million.  Annual revenues and Adjusted EBITDA associated with these acquisitions are approximately $8.2 million and $2.3 million, respectively.  “We are pleased that we have been able to continue to identify and complete attractive acquisitions that provide immediate benefits,” commented Mr. Brick.  “We expect continued acquisitions of this type as we move into next year.”

OUTLOOK

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of any mergers, acquisitions or other business combinations, or divestitures that may be completed after November 2, 2006.  The projections for 2006 include the effects of the acquisitions completed through the date of this press release.

Based on the results of the first nine months and acquisitions completed to date, Management currently expects revenues in 2006 to range between $335 million and $345 million and net income to range from $14.7 million to $18.7 million.  Diluted net income per share is expected to be in the range of $0.68 to $0.86.  Adjusted EBITDA for 2006 is expected to be in the range of $88 million to $93 million.  Available Cash, as defined in the Company’s credit agreement, is expected to range from $55.4 million to $63.8 million in 2006, with Available Cash per diluted share ranging from $2.55 to $2.94.  Capital expenditures for the full year 2006 are expected to range between $16 million and $18 million and dispositions to total $2 million to $3 million, for net capital expenditures of $13 million to $16 million.

CONFERENCE CALL

The Company has scheduled a conference call for today, Thursday, November 2, 2006 at 10:00 a.m. Eastern Time.  To participate, dial 888-321-8161 ten minutes prior to the start time, referencing confirmation code 9001564 or the Reddy Ice conference call.  A telephonic replay will be available through November 9, 2006 and may be accessed by calling 800-642-1687 and using the above confirmation code.  A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to more than 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the

 expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands, except per share amounts)
Revenues	$126,063	$126,562	$284,447	$258,929
Cost of sales (excluding depreciation)	72,414	69,073	170,971	153,851
Depreciation expense related to cost of sales	4,818	4,716	14,479	14,191
Gross profit	48,831	52,773	98,997	90,887
Operating expenses	12,346	13,111	37,533	31,245
Depreciation and amortization expense	1,504	1,413	4,403	4,280
Loss on dispositions of assets	16	804	131	991
Impairment of assets	3,348	—	3,718	5,725
Management agreement termination fees and transaction bonuses and expenses	—	6,171	—	6,171
Income from operations	31,617	31,274	53,212	42,475
Loss on extinguishment of debt	—	28,189	—	28,189
Interest expense	7,304	8,389	21,636	27,526
Income (loss) before income taxes	24,313	(5,304)	31,576	(13,240)
Income tax benefit (expense)	(9,241)	2,211	(12,030)	5,362
Net income (loss)	$15,072	$(3,093)	$19,546	$(7,878)
Basic net income (loss) per share:
Net income (loss)	$0.70	$(0.17)	$0.92	$(0.52)
Weighted average common shares outstanding	21,454	18,054	21,331	15,254
Diluted net income (loss) per share:
Net income (loss)	$0.69	$(0.17)	$0.90	$(0.52)
Weighted average common shares outstanding	21,774	18,054	21,684	15,254
Cash dividends declared per share	$0.40000	$0.20788	$1.18250	$0.20788

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
OTHER SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands)
Packaged ice revenues	$120,387	$119,852	$267,509	$241,665
Other ice revenues	2,536	2,462	7,000	6,225
Total ice revenues	122,923	122,314	274,509	247,890
Non-ice revenues	3,140	4,248	9,938	11,039
Total revenues	$126,063	$126,562	$284,447	$258,929

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	September 30 2006	December 31, 2005
	(in thousands)
Cash and cash equivalents	$34,345	$33,997
All other current assets	56,748	38,559
Total assets	625,962	603,764
Accounts payable and accrued expenses	$36,099	$31,112
Dividends payable	8,828	8,296
Total current and non-current debt (including revolving credit facility)	361,742	352,960
Total stockholders’ equity	180,283	183,183
Total liabilities and stockholders’ equity	625,962	603,764

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents net income (loss) before income taxes, interest, depreciation and amortization expenses.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility.  EBITDA and adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability.  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, Reddy Ice intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  Reddy Ice evaluates operating performance based on several measures, including Adjusted EBITDA, as Reddy Ice believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including its ability to pay dividends.

Adjusted EBITDA as we have presented it, may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of Reddy Ice’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.  A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands)
Net income (loss)	$15,072	$(3,093)	$19,546	$(7,878)
Depreciation expense related to cost of sales	4,818	4,716	14,479	14,191
Depreciation and amortization expense	1,504	1,413	4,403	4,280
Interest expense	7,304	8,389	21,636	27,526
Income tax expense (benefit)	9,241	(2,211)	12,030	(5,362)
EBITDA	37,939	9,214	72,094	32,757
Other non-cash charges:
Stock-based compensation expense	1,178	777	3,726	1,346
Loss on disposition of assets	16	804	131	991
Impairment of assets	3,348	—	3,718	5,725
Loss on extinguishment of debt	—	28,189	—	28,189
Monitoring fees (a)	—	73	—	394
Transaction expenses (b)	—	6,171	649	6,171
Adjusted EBITDA	$42,481	$45,228	$80,318	$75,573

(a)          Represents the elimination of monitoring fees paid to the Company’s majority owners prior to August 12, 2005.

(b)         Represents costs incurred in connection with (i) the Company’s initial public offering and related transactions in August 2005 and includes $0.5 million of non-cash stock-based compensation expense related to a grant of common stock to certain employees and (ii) the Company’s secondary stock offering in May 2006.  The secondary offering costs were paid by Reddy Holdings from the excess cash remaining from the initial public offering of its common stock in August 2005.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands)
Adjusted EBITDA	$42,481	$45,228	$80,318	$75,573
Acquisition adjustments (a)	47	1,205	586	2,120
Elimination of lease expense (b)	—	74	—	273
Pro forma adjusted EBITDA	$42,528	$46,507	$80,904	$77,966

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before September 30, 2006.

(b)         Represents the elimination of historical lease expense resulting from the purchase of certain leased real estate in the third quarter of 2005.

Available Cash is a defined term in the Company’s credit agreement and is a key measure in evaluating the Company’s ability to pay dividends.  Available cash for the third quarter of 2006 is calculated as follows (in thousands):

Adjusted EBITDA	$42,481
Less:
Cash paid for interest expense	3,937
Cash paid for income taxes	311
Capital expenditures, net of proceeds from dispositions	3,529
Principal repayments of indebtedness	156
Available Cash	$34,548

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
RECONCILIATION OF PROJECTED NET INCOME TO
PROJECTED ADJUSTED EBITDA AND PROJECTED AVAILABLE CASH
(Unaudited)

	Projected
	Year Ending December 31,
	2006	2006
	Lower Range	Upper Range
	(in millions)
Net income	$14.7	$18.7
Depreciation expense related to cost of sales	19.8	19.2
Depreciation and amortization expense	6.4	6.0
Interest expense	28.9	28.5
Income tax expense	9.0	11.5
EBITDA	78.8	83.9
Other non-cash charges:
Stock-based compensation expense	4.9	4.7
Loss on disposition of assets	—	0.1
Impairment of assets	3.7	3.7
Transaction expenses	0.6	0.6
Adjusted EBITDA	88.0	93.0
Cash paid for interest expense	(15.4)	(15.1)
Cash paid for income taxes	(1.0)	(0.9)
Capital expenditures, net of proceeds from dispositions	(16.0)	(13.0)
Principal payments on debt	(0.2)	(0.2)
Available Cash	$55.4	$63.8